WORSHAM, FORSYTHE & WOOLDRIDGE, L.L.P.
                         Attorneys and Counselors at Law
                                  Energy Plaza
                             1601 Bryan, 30th Floor
                               Dallas, Texas 75201


                            Telephone (214) 979-3000
                               Fax (214) 880-0011



                                 August 28, 1997






Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

     This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the transactions contemplated by the Application/Declaration on Form U-1 (File 70- 8953) (the "Application") of Texas Utilities Company (formerly TUC Holding Company, the "Company") under the Public Utility Holding Company Act of 1935, as amended (the "Act"). In the Application the Company requested that the Commission issue an order authorizing the acquisition (the "Acquisition") by the Company of all of the issued and outstanding shares of common stock of (i) Texas Energy Industries, Inc. (formerly Texas Utilities Company, "TEI") , a Texas corporation and a holding company exempt from all provisions of the Act (other than section 9(a)(2)) under section 3(a)(1) by order of the Commission and (ii) ENSERCH Corporation ("ENSERCH"), a Texas corporation which, among other things, operates as a gas utility company (as defined in section 2(a)(4) of the Act) in the State of Texas. TEI holds all of the issued and outstanding shares of common stock of two electric utility companies (as defined in section 2(a)(3) of the Act) operating as such within the State of Texas. The Commission issued the requested order on August 1, 1997 (HCAR No. 26749). We have acted as general counsel for TUC and the Company with regard to the Acquisition.

     In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company, TEI and ENSERCH, certificates of public officials, certificates of officers and representatives of the Company, TEI and ENSERCH, and other documents as we have deemed necessary in order to render the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents.

     Based on the foregoing, and subject to the assumptions and conditions set forth herein, we are of the opinion that:

     1. All state laws applicable to the proposed Acquisition have been complied with.

     2. The Company is a corporation validly organized, duly existing and in good standing in the State of Texas; TEI is a corporation validly organized, duly existing and in good standing in the State of Texas; and ENSERCH is a corporation validly organized, duly existing and in good standing in the State of Texas.

     3. The shares of Company common stock issued in connection with the Acquisition were validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of the Company. The shares of common stock of TEI acquired by the Company in the Acquisition were validly issued, fully paid and nonassessable, and the Company, as the holder thereof, is entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of TEI. The shares of common stock of ENSERCH acquired by the Company in the Acquisition were validly issued, fully paid and nonassessable, and the Company, as the holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of ENSERCH.

     4. The Company legally acquired the shares of common stock of TEI and ENSERCH.

     5. The consummation of the Acquisition did not violate the legal rights of the holders of any securities issued by the Company.

     We are members of the State Bar of Texas and do not purport to be experts on, nor do we opine as to, the laws of any jurisdiction other than the State of Texas and the federal laws of the United States of America.

     We hereby consent to the use of this opinion as an exhibit to the Application.

                                        Very truly yours,

                                        WORSHAM, FORSYTHE
                                          & WOOLDRIDGE, L.L.P.



                                        By:      /s/ Neil D. Anderson
                                                            A Partner